VALHI REPORTS FIRST QUARTER RESULTS


     DALLAS, TEXAS . . May 8, 2006. Valhi, Inc. (NYSE: VHI) reported income from continuing operations of $22.9 million, or $.20 per diluted share, in the first quarter of 2006 compared to income of $25.1 million, or $.21 per diluted share, in the first quarter of 2005.

     Chemicals sales increased $12.4 million in the first quarter of 2006 compared to the first quarter of 2005 due to net effects of higher average TiO2 selling prices, higher TiO2 sales volumes and the unfavorable net effect of fluctuations in foreign currency exchange rates, which decreased chemicals sales by approximately $16.0 million. Excluding the effect of fluctuations in the value of the U.S. dollar relative to other currencies, Kronos' average TiO2 selling prices in billing currencies in the first quarter of 2006 were 2% higher as compared to the first quarter of 2005. When translated from billing currencies to U.S. dollars using actual foreign currency exchange rates prevailing during the respective periods, Kronos' average TiO2 selling prices in the first quarter of 2006 were 3% lower as compared to the first quarter of 2005.

     Kronos' TiO2 sales volumes in the first quarter of 2006 increased 9% compared to the first quarter of 2005, with higher volumes in the U.S. and slightly higher volumes in European and export markets offsetting the effect of lower volumes in Canada. Kronos' operating income comparisons were favorably impacted by higher production levels, which increased 4% in the first quarter of 2006 as compared to the same period in 2005. Kronos' operating rates were near full capacity in both periods, and Kronos' sales and production volumes in the first quarter of 2006 were new records for Kronos for a first quarter. Operating income comparisons were negatively impacted by higher raw material and other operating costs (including energy). In addition, fluctuations in foreign currency exchange rates resulted in a net $5.0 million decrease in operating income in the first quarter of 2006 as compared to the first quarter of 2005.

     Component product sales increased slightly in the first quarter of 2006 as compared to the same quarter of 2005 as higher volumes of security product sales were offset by decreases in sales for certain other products resulting from increased competition. Sales comparisons were also positively impacted by volumes associated with an acquisition of a small components products business in August 2005. Component products operating income increased due to the favorable impact of CompX's continued focus on reducing costs across all segments and a favorable change in product mix resulting from increases in sales of certain higher margin security products. Waste management sales increased, and its operating loss decreased, due to higher utilization of waste management services.

     TIMET's sales increased from $155.2 million in the first quarter of 2005 to $286.9 million in the first quarter of 2006, and TIMET's operating income increased from $19.4 million to $95.1 million. The improvement in TIMET's operating results in 2006 was due in part to a 3% increase in sales volumes of melted products (ingot and slab), a 19% increase in sales volumes of mill products and 107% and 52% increases in average selling prices for melted and mill products, respectively. TIMET's operating results comparisons were favorably impacted by improved plant operating rates, which increased from 80% in the first quarter of 2005 to 88% in the first quarter of 2006. TIMET's operating results comparisons were negatively impacted by higher costs for raw materials and energy. TIMET's results in the first quarter of 2005 include a $29.9 million income tax benefit ($7.9 million, or $.07 per diluted share, net of minority interest to Valhi) related to the reversal of its deferred income tax asset valuation allowances in the U.S. and the U.K.

     Securities transactions in the first quarter of 2005 include gains of $14.6 million ($6.6 million, or $.05 per diluted share, net of income taxes and minority interest) related to sales of Kronos common stock held by NL. Insurance recoveries of $2.2 million in the first quarter of 2006 ($1.2 million, of $.01 per diluted share, net of income taxes and minority interest) relate to amounts NL received from certain of its former insurance carriers. General corporate expenses were lower in the first quarter of 2006 as compared to the first quarter of 2005 due primarily to lower environmental remediation and legal expenses of NL. Interest expense was lower due primarily to relative changes in foreign currency exchange rates, which decreased the U.S. dollar equivalent of interest expense on Kronos' euro 375 million Senior Secured Notes due 2009 by approximately $1.1 million.

     Discontinued operations in 2005 relates to CompX's former Thomas Regout operations in The Netherlands.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to:

     o    Future supply and demand for the Company's products,
     o The extent of the dependence of certain of the Company's businesses on certain market sectors,
     o    The cyclicality of certain of the Company's businesses,
     o The impact of certain long-term contracts on certain of the Company's businesses,
     o    Customer inventory levels,
     o    Changes in raw material and other operating costs,
     o    The possibility of labor disruptions,
     o    General global economic and political conditions,
     o    Competitive products and substitute products,
     o Possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts,
     o    Customer and competitor strategies,
     o    The impact of pricing and production decisions,
     o    Competitive technology positions,
     o    The introduction of trade barriers,
     o    Fluctuations in currency exchange rates,
     o    Operating interruptions,
     o    The timing and amount of insurance recoveries,
     o    The ability of the Company to renew or refinance credit facilities,
     o    Uncertainties associated with new product development,
     o The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
     o The ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the "more-likely-than-not" recognition criteria,
     o    Environmental matters,
     o    Government laws and regulations and possible changes therein,
     o    The ultimate resolution of pending litigation, and
     o    Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

     In an effort to provide investors with additional information regarding the Company's results of operations as determined by GAAP, the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

     o The Company discloses percentage changes in Kronos' average TiO2 selling prices in billing currencies, which excludes the effects of foreign currency translation. The Company believes disclosure of such percentage changes allows investors to analyze such changes without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons of the relative changes in average selling prices in the actual various billing currencies. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.

     Valhi, Inc. is engaged in the titanium dioxide pigments, component products (precision ball bearing slides, security products and ergonomic computer support systems), titanium metals products and waste management industries.

                                    * * * * *

                          VALHI, INC. AND SUBSIDIARIES

                              SUMMARY OF OPERATIONS

                                   (Unaudited)

                   Three months ended March 31, 2005 and 2006
                    (In millions, except earnings per share)

                                                                                     2005            2006
                                                                                     ----            ----
 Net sales
   Chemicals                                                                        $291.9         $304.3
   Component products                                                                 46.8           47.0
   Waste management                                                                    2.5            3.0
                                                                                    ------         ------
     Total net sales                                                                $341.2         $354.3
                                                                                    ======         ======

 Operating income
   Chemicals                                                                        $ 43.6         $ 32.2
   Component products                                                                  4.1            5.1
   Waste management                                                                   (2.8)          (2.6)
                                                                                    ------         ------

     Total operating income                                                           44.9           34.7

 Equity in:
   TIMET                                                                              16.8           22.1
   Other                                                                                .1           (1.7)

 General corporate items, net
   Interest and dividend income                                                       10.2            9.8
   Securities transaction gains, net                                                  14.6             .2
   Insurance recoveries                                                                -              2.2
   General expenses, net                                                              (8.2)          (6.4)
 Interest expense                                                                    (17.9)         (16.8)
                                                                                    ------         ------

     Income before income taxes                                                       60.5           44.1

 Provision for income taxes                                                           29.9           18.6

 Minority interest in after-tax earnings                                               5.5            2.6
                                                                                    ------         ------

     Income from continuing operations                                                25.1           22.9

 Discontinued operations, net of tax                                                   (.3)           -

     Net income                                                                     $ 24.8         $ 22.9
                                                                                    ======         ======

 Basic and diluted earnings per share
   Income from continuing operations                                                $  .21         $  .20
   Discontinued operations                                                             -              -
                                                                                    ------         ------

     Net income                                                                     $  .21         $  .20
                                                                                    ======         ======

 Shares used in calculation of per share amounts
   Basic earnings                                                                    120.2          116.7
                                                                                    ======         ======

   Diluted earnings                                                                  120.6          117.0
                                                                                    ======         ======

                          VALHI, INC. AND SUBSIDIARIES

                     RECONCILIATION OF PERCENTAGE CHANGE IN
                       KRONOS' AVERAGE TIO2 SELLING PRICES

                                   (Unaudited)


                                                                                          Three months ended
                                                                                               March 31,
                                                                                             2006 vs. 2005
                                                                                     ------------------------------

Percentage change in average selling prices:
  Using actual foreign currency exchange rates                                                    -3%

  Impact of changes in foreign currency
   exchange rates                                                                                 +5%
                                                                                     ------------------------------

    In billing currencies                                                                         +2%
                                                                                     ==============================